Exhibit 99.1

Cross Country Healthcare Announces First Quarter 2022 Earnings Release Date and Conference Call Information

BOCA RATON, Fla.--(BUSINESS WIRE)--April 12, 2022--Cross Country Healthcare, Inc. (Nasdaq: CCRN) will hold its quarterly conference call to discuss its first quarter 2022 financial results on Wednesday, May 4, 2022 at 5:00 p.m. Eastern Time. Cross Country Healthcare, Inc. (the “Company”) intends to distribute its earnings press release after market close on Wednesday, May 4, 2022.

This call will be webcast live and can be accessed at the Company’s website at ir.crosscountryhealthcare.com or by dialing 888-566-1290 from anywhere in the U.S. or by dialing 773-799-3776 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available from May 4th through May 18th at the Company’s website and a replay of the conference call will be available by telephone by calling 866-357-1431 from anywhere in the U.S. or 203-369-0118 from non-U.S. locations – Passcode: 5422.

About Cross Country Healthcare

Cross Country Healthcare, Inc. (CCH) is a market leading workforce solutions tech-enabled talent platform, staffing, recruitment, and advisory firm that has 35 years of industry experience and insight. CCH solves complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® Award winner, CCH is committed to an exceptionally high level of service to both our clients and our homecare, education, and clinical and non-clinical healthcare professionals. CCH was the first publicly traded staffing firm to obtain The Joint Commission Certification, which it still holds with a Letter of Distinction. In 2021, CCH was listed as one of the top four staffing and recruiting employers for women by InHerSights and earned Energage’s inaugural 2021 Top Workplaces USA award. CCH was also Certified™ by Great Places to Work®. CCH has a longstanding history of investing in diversity, equality, and inclusion as a key component of the organization’s overall corporate social responsibility program which is closely aligned with its core values to create a better future for its people, communities, the planet, and its shareholders.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at ir.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, filings with the Securities and Exchange Commission, and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
Josh Vogel, 561-237-8310
Vice President, Investor Relations
jvogel@crosscountry.com